Exhibit 99.2

Alpha Cognition Inc. Announces Pricing of $35 Million Oversubscribed Public Offering of Common Shares

Offering was led by an initial investment from a premier healthcare-dedicated investor alongside multiple large existing shareholders

Company’s total cash position expected to be approximately $70 million following closing

Vancouver, BC and Dallas, TX — September 30, 2025 — Alpha Cognition Inc. (Nasdaq: ACOG) (the “Company”), a commercial-stage biopharmaceutical company dedicated to developing innovative treatments for neurodegenerative diseases, today announced the pricing of its oversubscribed underwritten public offering of 5,600,000 common shares (or pre-funded warrants in lieu thereof), at a public offering price of $6.25 per share. The gross proceeds of the offering are approximately $35.0 million, before deducting underwriting discounts, commissions, and estimated offering expenses. All securities in this offering were sold by the Company.

The Company plans to allocate the net proceeds for the acceleration of commercial launch, with an emphasis on sales expansion, marketing investment, enhancing payer coverage, and reimbursement infrastructure. These investments are designed to maximize near-term adoption while laying the foundation for long-term revenue growth and a sustainable commercial presence in the Alzheimer’s treatment landscape.

“The enthusiastic support from both existing and new healthcare investors underscores confidence in our vision and growth potential,” said Michael McFadden, Chief Executive Officer. “We believe the net proceeds from this offering will accelerate the commercialization of ZUNVEYL® (Benzgalantamine), enabling us to capitalize on early commercial learnings and set the foundation for key initiatives that will drive long-term shareholder value.”

The Company has granted the underwriter a 30-day option to purchase up to an additional 840,000 common shares to cover over-allotments, if any, at the per share public offering price, less underwriting discounts and commissions.

Titan Partners Group, a division of American Capital Partners, is acting as sole bookrunner for the offering.

The offering is expected to close on or about October 2, 2025, subject to the satisfaction of customary closing conditions.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-289792) filed with the Securities and Exchange Commission (“SEC”) on August 22, 2025, and declared effective by the SEC on August 29, 2025. A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed with the SEC and are available for free on the SEC’s website at www.sec.gov. A final prospectus supplement and the accompanying prospectus relating to the offering will be filed with the SEC. Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may also be obtained by contacting Titan Partners Group LLC, a division of American Capital Partners, LLC, 4 World Trade Center, 29th Floor, New York, NY 10007, by phone at (929) 833-1246 or by email at prospectus@titanpartnersgrp.com.

Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Alpha Cognition Inc.

Alpha Cognition Inc. is a commercial stage, biopharmaceutical company dedicated to developing treatments for patients suffering from neurodegenerative diseases, such as Alzheimer’s Disease and Cognitive Impairment with mild Traumatic Brain Injury (“mTBI”), for which there are currently no approved treatment options.

ZUNVEYL is a patented drug approved as a new generation acetylcholinesterase inhibitor for the treatment of Alzheimer’s disease, with expected minimal gastrointestinal side effects. ZUNVEYL’s active metabolite is differentiated from donepezil and rivastigmine in that it binds neuronal nicotinic receptors, most notably the alpha-7 subtype, which is known to have a positive effect on cognition. ALPHA-1062 is also being developed in combination with memantine to treat moderate to severe Alzheimer’s dementia, and as an intranasal formulation for Cognitive Impairment with mTBI.

Forward-looking Statements

This news release includes forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the completion and timing of the Company’s public offering, the satisfaction of customary closing conditions, the gross proceeds the Company expects to receive and the intended use of proceeds therefrom. Except for statements of historical fact, any information contained in this news release may be a forward-looking statement that reflects the Company’s current views about future events and are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Although the Company believes to have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. The Company cannot assure that the actual results will be consistent with these forward-looking statements. These forward-looking statements are subject to certain risks, including risks regarding our ability to raise sufficient capital to implement our plans to commercialize ZUNVEYL, risks regarding the efficacy and tolerability of ZUNVEYL, risks related to ongoing regulatory oversight on the safety of ZUNVEYL, risk related to market adoption of ZUNVEYL, risks related to the Company’s intellectual property in relation to ZUNVEYL, risks related to the commercial manufacturing, distribution, marketing and sale of ZUNVEYL, risks related to product liability and other risks as described in the Company’s filings with the SEC, including those risk factors under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC on March 31, 2025 and our periodic reports on Form 10-Q and Form 8-K filed with the SEC available at www.sec.gov. These forward-looking statements speak only as of the date of this news release and the Company undertakes no obligation to revise or update any forward-looking statements for any reason, even if new information becomes available in the future, except as required by law.

Contacts

For further information:

Investor Relations
IR@alphacognition.com
https://www.alphacognition.com/